EXHIBIT 2.5
                                                                     -----------













                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           BRIDGELINE SOFTWARE, INC.,

                          BRIDGELINE ACQUISITION CORP.,

                                       AND

                         STREAMLINE COMMUNICATIONS, INC.

                                DECEMBER 13, 2000

                                      INDEX
                                      -----

                                    ARTICLE I

                                   THE MERGER
                                   ----------

1.1      The Merger...........................................................
1.2      Officers and Directors...............................................
1.3      Conversion of Shares.................................................
1.4      Exchange of Certificates.............................................
1.5      Tax-Free Transaction.................................................
1.6      Closing..............................................................
1.7      Other Agreements.....................................................

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                     OF THE SHAREHOLDERS AND THE CORPORATION
                     ---------------------------------------

2.1      Ownership of Shares..................................................
2.2      Organization and Corporate Power.....................................
2.3      Authorization........................................................
2.4      No Contravention.....................................................
2.5      Government Approvals.................................................
2.6      Authorized and Outstanding Stock.....................................
2.7      Subsidiaries.........................................................
2.8      Financial Information/Accounts Payable...............................
2.9      Events Subsequent to the Date of the Financial Statements............
2.10     Litigation...........................................................
2.11     Compliance with Laws and Other Instruments...........................
2.12     Taxes................................................................
2.13     Real Property........................................................
2.14     Environmental Matters................................................
2.15     Personal Property/ Capital Equipment.................................
2.16     Patents, Trademarks, etc.............................................
2.17     Agreements of Directors, Officers, Employees and Consultants.........
2.18     Governmental Approvals...............................................
2.19     List of Material Contacts and Commitments............................
2.20     Accounts Receivable..................................................
2.21     Securities Acts......................................................
2.22     Insurance Coverage...................................................
2.23     Employee Matters.....................................................
2.24     Suppliers and Customers..............................................
2.25     No Brokers or Finders................................................
2.26     Transactions with Insiders...........................................
2.27     Assumptions, Guarantees..............................................
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2.28     Bank Accounts, Signing Authority, Powers of Attorney.................
2.29     Corporate Books......................................................
2.30     Disclosures..........................................................

                                   ARTICLE III

             THE SHAREHOLDERS' INVESTMENT AND OTHER REPRESENTATIONS
                AND AGREEMENTS RELATING TO THE ACQUIRER'S SHARES
                ------------------------------------------------

3.1      Shareholders' Representations........................................
3.2      Right of First Refusal...............................................
3.3      Agreements Required in a Public Offering.............................
3.4      Survival.............................................................

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                      THE ACQUIRER AND THE ACQUISITION SUB
                      ------------------------------------

4.1      Organization and Qualification.......................................
4.2      Authority............................................................
4.3      No Conflicts.........................................................
4.4      Governmental Authorities.............................................
4.5      Litigation...........................................................

                                    ARTICLE V

                        CONDITIONS TO THE OBLIGATIONS OF
             OF THE ACQUIRER AND THE ACQUISITION SUB AT THE CLOSING
             ------------------------------------------------------

5.1      Accuracy of Representations and Warranties...........................
5.2      Performance..........................................................
5.3      Opinion of Counsel...................................................
5.4      No Litigation........................................................
5.5      Instruments of Transfer..............................................
5.6      Tax Matters..........................................................
5.7      Compliance Certificate...............................................
5.8      Employment Agreements................................................
5.9      Closing Deliveries...................................................
5.10     Other Matters........................................................

                                   ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS
                -------------------------------------------------

6.1      Accuracy of Representations and Warranties...........................

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6.2      Performance..........................................................
6.3      Opinion of Counsel...................................................
6.4      No Litigation........................................................
6.5      Employment Agreements................................................
6.6      Compliance Certificate...............................................
6.7      Closing Deliveries...................................................
6.8      Other Matters........................................................

                                   ARTICLE VII

                          COVENANTS OF THE CORPORATION
                          ----------------------------

7.1      Legal Existence......................................................
7.2      Payment of Taxes.....................................................
7.3      Limitation on Liens..................................................
7.4      Carrying on Business in the Ordinary Course..........................

                                  ARTICLE VIII

                      GENERAL RELEASE AND INDEMNIFICATIONS
                      ------------------------------------

8.1      Shareholders' Releases...............................................
8.2      Shareholders' Indemnification........................................
8.3      Acquirer's Indemnification...........................................
8.4      Third Party Claims...................................................
8.5      Limitations of Liability.............................................
8.6      Expenses, Reimbursement..............................................
8.7      Notice...............................................................
8.8      Survival.............................................................

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

                                    ARTICLE X

                                   TERMINATION
                                   -----------

10.1     Termination by Mutual Written Consent................................
10.2     Termination for Breach...............................................

                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

11.1     Cross Disclosure.....................................................

11.2     Parties in Interest..................................................
11.3     Amendments and Waivers...............................................
11.4     Notices..............................................................
11.5     Expenses.............................................................
11.6     Severability.........................................................
11.7     Counterparts.........................................................
11.8     Effect of Headings...................................................
11.9     Governing Law........................................................
11.10    Press Releases and Public Announcements..............................
11.11    Post-Closing Tax Matters.............................................
         11.11.1 Assistance to Shareholders...................................
         11.11.2 Access to Records............................................
11.12    Conflict Waiver......................................................

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This Agreement and Plan of Merger (the "Agreement") is made this 13th day of December, 2000 by and among Bridgeline Software, Inc., a Delaware corporation, with a principal place of business at 6 Jonas Stone Circle, Lexington, Massachusetts 02420 (the "Acquirer"), Bridgeline Acquisition Corp., a Massachusetts corporation, a wholly-owned subsidiary of the Acquirer, with a principal place of business at 6 Jones Stone Circle, Lexington, Massachusetts 02420 (the "Acquisition Sub"), and Raymond Elman, an individual, with a mailing address of 101 Trowbridge Street, Cambridge, Massachusetts 02138, William Matteson, an individual with a mailing address of 36 Fresh Pond Parkway, Cambridge, Massachusetts 02138, and Francis Olschafskie, an individual with a mailing address of 46 Atherton Street, Boston, Massachusetts 02119, (together the "Shareholders") and individually, a ("Shareholder").


                              PRELIMINARY STATEMENT

         WHEREAS, the Shareholders own all of the issued and outstanding shares of common stock (the "Shares") of Streamline Communications, Inc., a Massachusetts corporation, with a principal place of business at 129 South Street, Boston, Massachusetts 02111 (the "Corporation", "Target", or "Streamline").

         WHEREAS, the Boards of Directors of the Acquirer, the Acquisition Sub and the Corporation have, in accordance with the laws of the Commonwealth of Massachusetts, approved the merger of the Corporation with and into the Acquisition Sub, pursuant to which all of the Shares will be converted into common stock of Acquirer and the Corporation will merge with and into the Acquisition Sub, with the Acquisition Sub being the surviving corporation; and;

         WHEREAS, it is the intention of the parties that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (hereinafter the Code) and in particular qualify as a forward triangular merger under Code Sections 368(a)(1)(A) and 368
(a)(2)(D) and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code; and

         WHEREAS, each of the parties to the Agreement desires to make certain representations, warranties, and agreements in connection with the transaction between the parties and to prescribe various conditions thereto.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                                    ARTICLE I

                                   THE MERGER
                                   ----------

         1.1 The Merger. Subject to and upon the terms and conditions of this Agreement, at the effective time of the merger of the Corporation with and into the Acquisition Sub (the "Merger Date"), and pursuant to the Massachusetts Business Corporation Law, the Corporation will be merged with and into the Acquisition Sub (the "Merger") and the separate existence of the Corporation shall thereupon cease, in accordance with the applicable provisions of the General Corporate Law of the Commonwealth of Massachusetts. As a result of the Merger, the Acquisition Sub will be the surviving corporation. The Articles of Organization and Bylaws of the surviving corporation shall be that of the Acquisition Sub as it is in existence immediately prior to the Merger. The separate corporate existence of the Acquisition Sub with all its rights, privileges, powers, and franchises shall continue unaffected by the Merger. On or immediately following the Closing Date, the parties shall cause Articles of Merger meeting the requirements of the corporate laws of the Commonwealth of Massachusetts to be promptly executed and filed. The Merger shall become effective at the time and on the date that the filing of the Articles of Merger with the Secretary of State for the Commonwealth of Massachusetts has been completed.

         1.2 Officers and Directors. The officers and directors of the Acquisition Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and will hold office until their successors are duly elected and qualified in the manner provided in the Articles of Organization or as otherwise provided by law, or until their earlier death, resignation, or removal.

         1.3 Conversion of Shares. The manner of converting the shares of the capital stock of the Corporation shall, by virtue of the Merger and without any action on the part of the Shareholders, be as follows: the Shares outstanding immediately prior to the Merger Date (the "Converted Shares"), shall be converted into shares of the Acquirer Stock based on the formula set forth in
Schedule 1.3 the "Conversion Ratio" and six hundred thousand dollars ($600,000.00) in cash.

         1.4 Exchange of Certificates. From and after the Merger Date, each holder of a certificate which prior thereto represented Shares shall be entitled to receive in exchange therefor, upon surrender thereof to the Acquirer, (i) a certificate or certificates representing the number of shares of Acquirer Stock into which the Shares shall have been converted, and (ii) Forty Dollars ($40) per Share. Until so surrendered to the Acquirer, each certificate formerly representing Shares shall be deemed for all corporate purposes to evidence only the right to receive the number of shares of Acquirer Stock and cash payment determined in accordance with this Section 1.4 and Section 1.3 above.

         All of the Shares, by virtue of the Merger and upon surrender at the Closing, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and the holders thereof shall cease to have any rights with respect to the Shares.

         Each share of the Corporation's common stock, if any held in the treasury of the Corporation on the Closing Date shall be canceled and retired and shall cease to exist, and no consideration shall be paid with respect thereto.

         1.5 Tax-Free Transaction. It is the intention of the Parties that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (hereinafter the Code) and in particular qualify as a so-called "forward triangular merger" under Code Sections 368(a)(1)(A) and 368(a)(2)(D) and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. All aspects of the transactions contemplated by this Agreement shall be implemented in a manner consistent with this intent.

         1.6 Closing. The closing (the "Closing") of this transaction shall take place at the offices of Cohan, Rasnick, Myerson, & Marcus, LLP, One State Street, 2nd Floor, Boston, Massachusetts 02109, or as shall be mutually agreed upon by the parties. The Closing shall occur on December 13, 2000 or such other time as shall be mutually agreed upon by the parties.

         1.7 Other Agreements. At the Closing, the Acquirer and the Shareholders will enter into certain employment agreements in the form set forth in Schedule
1.7 (the "Employment Agreements") setting forth the terms and conditions of each Shareholder's employment with the Acquirer.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
               --------------------------------------------------

         In order to induce the Acquirer to enter into this transaction, each Shareholder makes the following representations and warranties which are true, correct and complete in all material respects as of the date hereof and as of the Closing, and each disclosure on a schedule attached hereto shall be deemed a disclosure for all purposes hereunder. The representations and warranties set forth in Sections 2.1, 2.3(b), 2.4 (as to the Shareholders), 2.25 and 3.1 are made severally, but not jointly, by each Shareholder. The remaining representations and warranties set forth in Article II are made jointly and severally by each Shareholder.

         2.1 Ownership of Shares. Such Shareholder has valid title to and owns beneficially and of record all of the Shares set forth opposite his name on
Schedule 2.1 attached hereto, and has good and marketable title to such Shares, free and clear of any and all restrictive legends, options, liens, claims, pledges, voting trusts and agreements, security interests, charges and other restrictions or encumbrances of any kind. Such Shareholder has the absolute and unconditional right, power, authority and capacity to execute and perform this Agreement and to sell and transfer the Shares to the Acquirer. No such Shareholder has granted any option or other commitment or is otherwise a party to or bound by any agreement obligating such Seller to sell, pledge or otherwise grant any interest in the Shares to any person or entity, except the Acquirer.

         2.2 Organization and Corporate Power. Streamline is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts to carry on its business as presently conducted. Streamline is duly licensed or qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 2.2 attached hereto and there is no other jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business and operations of Streamline. For purposes of this Agreement, the term "material adverse effect" means a material adverse effect upon the results of operations, financial condition, assets, properties or business of Streamline, taken as a whole.

         2.3   Authorization.

               (a) The Corporation. The Corporation has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Corporation of this Agreement and any other agreement or instrument executed by the Corporation in connection herewith (collectively, the "Transaction Documents"), and the consummation of the transactions contemplated herein or therein. To the extent that the Corporation is a party thereto, each of the Transaction Documents is a valid and binding obligation of the Corporation enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors' rights generally and to the application of general equitable principles.

               (b) Shareholders. The Transaction Documents shall include all documents executed and delivered at the Closing to which the Shareholders are a party, and each of the Transaction Documents has been duly executed and delivered by each Shareholder and constitutes the valid and binding obligations of each Shareholder enforceable against each Shareholder in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors' rights generally and to the application of general equitable principles.

         2.4 No Contravention. The execution, delivery and performance of the Transaction Documents and consummation of the transactions contemplated hereby and thereby by the Corporation and the Shareholders do not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any material note, agreement, contract, license, instrument, lease or other obligation to which the Corporation or the Shareholders are a party or by which the Corporation or the Shareholders are bound and for which the Corporation or the Shareholders have not previously obtained a written waiver of such breach or default, which waiver has been delivered to the Acquirer, (b) any judgment, order, decree, ruling or injunction known and applicable to the Corporation or the Shareholders, (c) any statute, law, regulation or rule of any governmental agency or authority, or (d) the Corporation's Articles of Organization or Bylaws. The Shareholders have no reason to believe that the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, will cause the Corporation to lose the benefit of any right or privilege it presently enjoys. The transaction does not require any further corporate action and is not and will not be subject to any right of first refusal, put, call or similar right.

         2.5 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Shareholders or the Corporation in connection with the execution, delivery and performance of this Agreement, any of the Transaction Documents and any other agreements or instruments executed by the Corporation or the Shareholders in connection herewith or therewith.

         2.6 Authorized and Outstanding Stock. Before giving effect to the transactions to be effected at Closing, the authorized capital stock of the Corporation consists of 200,000 shares of $0.01 par value common stock, of which 15,000 shares are validly issued and outstanding and held of record and owned beneficially as set forth in Schedule 2.1 attached hereto. The Shares are all of the issued and outstanding shares of capital stock of the Corporation, and the Shares are duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities or "blue-sky" laws. There are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Corporation. All issued and outstanding shares of capital stock of the Corporation were issued (i) in transactions complying with or exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), and (ii) in compliance with or in transactions exempt from the registration provisions of applicable state securities or "blue-sky" laws.

         2.7 Subsidiaries. The Corporation does not have, and during the past ten (10) years has not had, any subsidiaries. The Corporation does not have any investment or other interest in, or any outstanding loan or advance to or from, any person or entity, including, without limitation, any officer, director or shareholder.

         2.8 Financial Information/Accounts Payable. Schedule 2.8 sets forth a full and complete list of the Corporation's accounts payable as of October 31, 2000. The Shareholders have previously delivered to the Acquirer the unaudited balance sheets of the Corporation at both May 31, 2000 and October 31, 2000 and the related statements of earnings for the years ending May 31, 1998, May 31, 1999 and May 31, 2000 and for the five (5) month period ending October 31, 2000 (the "Unaudited Financial Statements"). The Unaudited Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Corporation in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. The Unaudited Financial Statements do not contain footnotes and are subject to normal year-end adjustments, which adjustments are neither individually nor in the aggregate material. The Corporation has no liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Unaudited Financial Statements (subject to normal year-end adjustments) that could materially and adversely affect the financial condition of the Corporation. Except as set forth in the Unaudited Financial Statements or Schedule 2.9, since January 1, 2000,
(i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Corporation except for changes in the ordinary course of business which, in the aggregate, have not been materially adverse, and (ii) none of the business, prospects, condition (financial or otherwise), operations, property or affairs of the

Corporation have been materially adversely affected by any occurrence or development, in the aggregate, whether or not insured against.

         2.9 Events Subsequent to the Date of the Financial Statements. Except as set forth on Schedule 2.9, and on the Unaudited Financial Statements, since January 1, 2000, the Corporation has not (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Unaudited Financial Statements and incurred in the ordinary course of business, (iv) declared or made any payment, other than ordinary payments of compensation in amounts consistent with the historic levels, or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any material debt or claim, except in the ordinary course of business, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, (viii) suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any material change in the manner of business or operations of the Corporation, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

         2.10 Litigation. Except as otherwise set forth on Schedule 2.10, there is no litigation or governmental proceeding or investigation, pending or threatened, against the Corporation or affecting any of the Corporation's properties or assets, or against any officer, key employee, shareholder or former shareholder of the Corporation in his capacity as such, nor has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. Except as set forth on Schedule 2.10, each incident or proceeding described on Schedule
2.10 is fully covered by insurance. Neither the Corporation nor any officer, key employee or shareholder of the Corporation in his capacity as such is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

         2.11 Compliance with Laws and Other Instruments. The Corporation is in compliance with all of the provisions of this Agreement, its Articles of Organization and Bylaws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute and regulation by which it is bound or to which its properties are subject.

         2.12 Taxes. The Corporation has filed all federal, state, local and foreign tax returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings, such filings are complete and accurate in all material respects, and the

Corporation has paid all taxes required to be paid, and has established adequate accrual reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns. Except as set forth on Schedule 2.12, no deficiencies for any tax are currently assessed against the Corporation, and no tax returns of the Corporation have been audited during the last three (3) years, and, to the knowledge of the Shareholders, there is no such audit pending or contemplated or any reasonable basis for the assessment of additional tax against the Corporation. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Corporation. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes, including income, franchise, property, sales, use, withholding, payroll and employment taxes and all deposits required to be made by the Corporation with the Internal Revenue Service on account of the Corporation's election to utilize a fiscal year end.

         2.13  Real Property.

               (a) Schedule 2.13 sets forth the addresses and uses of all real property that the Corporation owns, leases or subleases, and any lien or encumbrance on any such owned real property or the Corporation's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the rental obligations of the lessee thereunder.

               (b) Except as set forth on Schedule 2.13, to the knowledge of the Shareholders, there is no material violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned by the Corporation.

               (c) There are no defaults by the Corporation, and to the knowledge of the Shareholders, by any other party, which might curtail in any material respect the present use of the Corporation's property listed on
Schedule 2.13.

         2.14  Environmental Matters.

               (a) Except as set forth on Schedule 2.14, to the knowledge of the Shareholders, the Corporation: (1) has not caused any releases of any Hazardous Substance (as defined in Subsection 2.14(b), below) anywhere which requires remediation or clean-up pursuant to any applicable Environmental Law (as defined in Subsection 2.14(c), below), and (2) has not disposed of Hazardous Substances anywhere except in compliance in all material respects with applicable Environmental Laws, and (3) has not received any notice from any governmental authority of any violation of any Environmental Law. The Corporation has not conducted or engaged in any operation or activity involving the use, storage or disposal of any Hazardous Substance except as authorized by and fully in accordance with applicable Environmental Laws. There is no pending or, to Shareholders' knowledge, threatened, lawsuit, action, claim or proceeding by any third party alleging or asserting that the Corporation has violated or is about to violate any applicable Environmental Law.

               (b) "Hazardous Substances" means and shall include any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substance as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss. 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws.

               (c) "Environmental Law" means and shall include any judgment, decree, order, law, license, permit, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

         2.15 Personal Property/Capital Equipment. Schedule 2.15 sets forth a full and complete list of all personal property, including capital equipment, owned or leased by the Corporation. Except as set forth on Schedule 2.15,and except for property sold or otherwise disposed of in the ordinary course of business, the Corporation owns free and clear of any lien or encumbrance, all of such personal property. All material items of such personal property used in the operation of the business of the Corporation are in good operating condition, normal wear and tear excepted.


         2.16 Patents, Trademarks, etc. Set forth on Schedule 2.16 is a list of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and registered copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Corporation, or of which the Corporation is a licensor or licensee or in which the Corporation has any right, and in each case a brief description of the nature of such right. The Corporation owns or possesses adequate licenses or other rights to use all the items set forth on Schedule 2.16, manufacturing processes, formulae, trade secrets and know how (collectively, (the "Intellectual Property") necessary to the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or, to the knowledge of the Corporation, threatened to the effect that the operations of the Corporation, its products or services, infringe, or have infringed, upon or conflict with the asserted rights of any other person or entity under any Intellectual Property, and there is no known basis for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of the Corporation, threatened to the effect that any such Intellectual Property owned or licensed by the Corporation, or which the Corporation otherwise has the right to use, is invalid or unenforceable by the Corporation, except as set forth on Schedule 2.16, and there is no known basis for any such claim (whether, or not pending or threatened). Except in the ordinary course of business, the Corporation has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Corporation. No current or former stockholder, employee, officer or director of the Corporation has (directly or indirectly) any right, title or interest in any of the rights described on Schedule 2.16 other than such right which such person or entity may enjoy as a stockholder of the Corporation.

         2.17 Agreements of Directors, Officers, Employees and Consultants. No director, officer or employee of or consultant to the Corporation is in violation of any term of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee, or consultant to be employed or engaged by the Corporation because of the nature of the business conducted or proposed to be conducted by the Corporation, or relating to the use of trade secrets or proprietary information of others. Schedule 2.17 hereto sets forth the name and address of each person currently serving as an officer or a director of the Corporation, and each person listed on Schedule 2.17 was duly elected and is presently serving as such officer or director. Set forth on Schedule 2.17 is a list of all employees and consultants of the Corporation who have (i) executed a non-disclosure agreement with the Corporation or (ii) executed a non-competition agreement with the Corporation.

         2.18 Governmental Approvals. The Corporation has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Corporation to conduct its business as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in the Transaction Documents.

         2.19 List of Material Contracts and Commitments. Schedule 2.19 sets forth a complete and accurate list of all material contracts to which the Corporation is a party or by or to which any of its assets or properties is bound or subject. As used in this Section 2.19, the phrase "material contract" means and includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against the Corporation, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person or entity has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services other than by employees of the Corporation with a value in excess of twenty-five thousand dollars ($25,000.00); (d) bonds or other security agreements provided by any party in connection with the business of the Corporation; (e) contracts and other agreements for the sale of any of the assets or properties of the Corporation other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of said assets or properties; (f) joint venture agreements relating to the assets, properties or business of the Corporation or by or to which any of its assets or properties are bound or subject; (g) contracts or other agreements under which the Corporation agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to any indebtedness of the Corporation; or (i) any other contract or other agreement whether or not made in the ordinary course of business and involving the payment by or to the Corporation of more than twenty-five thousand dollars ($25,000.00). The Shareholders have delivered to the Acquirer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Except as set forth on

Schedule 2.19, each of the contracts listed on Schedule 2.19 is in full force and effect. The Corporation is not in breach of any of the material provisions of any such contract, nor, to the knowledge of the Shareholders, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default of a material provision thereunder, except for any such breach or default that individually and in the aggregate would not have a material adverse effect to the business of the Corporation. The Corporation has performed in all material respects all obligations required to be performed by it to date pursuant to each such contract.

         2.20 Accounts Receivable. Schedule 2.20 sets forth a full and complete list of the Corporation's accounts receivable as of October 31, 2000. Except as set forth in Schedule 2.9, all accounts and notes receivable reflected on the Corporation's balance sheets provided to the Acquirer, and all accounts and notes receivable arising subsequent to the date of such balance sheets, have arisen in the ordinary course of business and represent valid obligations owing to the Corporation

         2.21 Securities Acts. The Corporation and the Shareholders have complied and will comply with all applicable federal or state securities laws in connection with this transaction. Neither the Shareholders nor, to the Shareholders' knowledge, anyone acting on their behalf has offered any of the Shares, or similar securities, or solicited any offer to purchase any of such securities, so as to bring this transaction within the scope of the registration provisions of the Securities Act of 1933, as amended.

         2.22 Insurance Coverage. Schedule 2.22 hereto contains an accurate summary of the insurance policies currently maintained by the Corporation. Except as described on Schedule 2.22, there are currently no claims pending against the Corporation pursuant to any insurance policy currently in effect and covering the property, the business or the employees of the Corporation. All such policies (a) are in full force and effect and (b) are sufficient for compliance by the Corporation with all requirements of all agreements to which the Corporation is a party. The Corporation is not in default in any material respect with respect to its obligations pursuant to any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

         2.23 Employee Matters. Except as set forth on Schedule 2.23, the Corporation has in effect no other employment agreement, consulting agreement, deferred compensation, pension or retirement agreement or arrangement, bonus, incentive or profit-sharing plan or arrangement, or labor or collective bargaining agreement, written or oral. The Shareholders have no knowledge that any of the officers or other key employees of the Corporation presently intends to terminate his or her employment. The Corporation is in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Corporation is in material compliance with the terms of all plans, programs and agreements listed on Schedule 2.23, and each such plan, program or agreement is in compliance in all material respects with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program. With respect to each plan listed on Schedule 2.23, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed.

         2.24 Suppliers and Customers. To the Shareholder's knowledge, the relationships of the Corporation with its materially significant suppliers and customers are good commercial working relationships and no supplier or customer of material importance to the Corporation has canceled or otherwise terminated, or to the Shareholders' knowledge, threatened to cancel or otherwise to terminate its relationship with the Corporation, or has during the last twelve
(12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by the Corporation or its usage or purchase of the services or products of the Corporation except for normal cyclical changes related to customers' businesses and except for changes which have not had a material adverse effect on the Corporation. The Shareholders have no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Corporation or to decrease materially or limit its services, supplies or materials to the Corporation, or its usage or purchase of the services of the Corporation, and, to the knowledge of the Shareholders, the communication of the transactions contemplated hereby will not materially adversely affect the relationship of the Acquirer with any such supplier or customer.

         2.25 No Brokers or Finders. No person or entity has or will have, as a result of the actions of the Shareholders any right, interest or claim against or upon the Shareholders, the Corporation or the Acquirer for any commission, fee or other compensation as a finder or broker arising from the transactions contemplated by this Agreement.

         2.26 Transactions with Insiders. Except as set forth on Schedule 2.26, there are no loans, leases or other contracts between the Corporation and any officer or director of the Corporation, or any person or entity owning five percent (5%) or more of the total Shares of the Corporation, or any respective family member or affiliate of such officer, director or shareholder.

         2.27 Assumptions, Guarantees. The Corporation has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person or entity, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business. Schedule 2.27 is a complete list of all guaranties by the Corporation.

         2.28 Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 2.28, the Corporation has no account or safe deposit box in any bank and no person or entity has any power, whether singly or jointly, to sign any checks on behalf of the Corporation, to withdraw any money or other property from any bank, brokerage or other account of the Corporation, or to act pursuant to any power of attorney granted by the Corporation at any time for any purpose.

         2.29 Corporate Books. The minute books of the Corporation made available to the Acquirer for inspection accurately record therein in all material respects all actions taken by the Board of Directors and shareholders of the Corporation.

         2.30 Disclosures. Nothing in this Agreement, any Schedule or Exhibit to this Agreement or the Unaudited Financial Statements contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE III

             THE SHAREHOLDERS' INVESTMENT AND OTHER REPRESENTATIONS
                AND AGREEMENTS RELATING TO THE ACQUIRER'S SHARES
                ------------------------------------------------

         3.1 Shareholders' Representations. Each Shareholder represents that his present intention is to acquire the Acquirer's stock for his own account and that the Acquirer's stock is being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof. Each Shareholder represents that he has had an opportunity to ask questions of and receive answers from the authorized representatives of the Acquirer and to review any relevant documents and records concerning the business of the Acquirer and the terms and conditions of this investment and that any such questions have been answered to each Shareholder's full satisfaction. Each Shareholder acknowledges that it has been called to his attention that this investment involves a high degree of risk and that the Acquirer is in a start up stage and does not have any operating history. Each Shareholder understands and acknowledges that no federal or state agency has passed upon or made any recommendation or endorsement with respect to the shares of the Acquirer being sold to each Shareholder herein. Each Shareholder understands that the Acquirer's stock has not been registered under the Securities Act of 1933, as amended (the "Act") and that the Acquirer's stock must be held indefinitely unless a subsequent disposition thereof is permitted under the Act or is exempt from such registration. Each Shareholder further represents that he understands and agrees that until transferred as herein provided, or transferred pursuant to the provisions of Rule 144, all certificates evidencing the Acquirer's stock, whether upon initial issuance or upon transfer thereof, shall bear a legend (and the Acquirer will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS

         AMENDED, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

         3.2 Right of First Refusal. Until there is (i) a public offering of the Acquirer's shares registered with the Securities and Exchange Commission on Form S-1, or any comparable subsequent form, (ii) a sale of all or substantially all of the assets or stock of the Acquirer if after such sale, management of the Acquirer is not in effective control of the buyer of the assets or stock, or
(iii) if there is a change of control of the Acquirer of more than 50% in a single transaction and after such change of control the management of the Acquirer is not in effective control of the Acquirer, if any of the Shareholders desire to sell any of the Acquirer's shares acquired by such Shareholder, the Acquirer shall have a right of first refusal as hereinafter provided to purchase any such shares which the Shareholder wishes to sell or transfer, except that the Acquirer shall not have such right with respect to permitted transfers as hereinafter provided. The right of first refusal as provided herein shall require the Shareholder wishing to sell Acquirer's shares to give notice to the Acquirer that it has an offer to buy any or all of the Acquirer's shares which the Shareholder wishes to accept, and at the same time, the Shareholder giving the notice shall provide to the Acquirer a copy of all reasonably required documentation to substantiate such offer and the terms thereof (the "Offer Terms"). The Acquirer shall have 30 days from the date of delivery of such notice to purchase the shares that the Shareholder wishes to sell on terms no less favorable than the Offer Terms. If the Acquirer does not purchase said shares within said 30 days, paying cash in exchange therefor, the Shareholder shall have the right to sell his shares in accordance with the Offer Terms, provided, however, that if the Shareholder does not sell such shares pursuant to the Offer Terms within 120 days following the expiration of the 30 day period during which the Acquirer has its option to purchase, then the Shareholder shall no longer have the right to sell the shares described in the offer, without first complying with the provisions of this Section 3.2 such that if the Shareholder thereafter wants to sell shares of the Acquirer, it must engage in the same process. Permitted transfers as described herein are transfers made to family members of the Shareholders or estate planning trusts or vehicles established by any Shareholder for the benefit of his family.

         3.3 Agreements Required in a Public Offering. Each Shareholder agrees that upon request by any underwriter managing a public offering of shares of the Acquirer, such Shareholder will agree to any lock up or other provisions affecting the transferability of the Acquirer's shares owned by the Seller which are usual and customary and generally imposed on other similarly situated holders of shares of the Acquirer, taking into account the number and class of shares and the relationship of each Shareholder to the Acquirer, and will provide such underwriter and its counsel with such information with respect to the Shareholder as is reasonably required to carry out such public offering.

         3.4 Survival. The obligations of the Shareholders under this Article III shall survive the Closing of the transactions contemplated hereby.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER
                             AND THE ACQUISITION SUB
                             -----------------------

         4.1 Organization and Qualification. The Acquirer is a corporation duly organized, validly existing and in corporate good standing in the State of Delaware. The Acquisition Sub is a corporation duly organized, validly existing and in corporate good standing in the Commonwealth of Massachusetts. At the Closing, the outstanding Shares of the Acquirer's stock shall not exceed 6,000,000 shares out of the 15,000,000 shares of $.001 par value common stock which is authorized. The Acquirer and the Acquisition Sub are duly qualified to do business and are in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification.

         4.2 Authority. This Agreement has been duly authorized, executed and delivered by each of the Acquirer and the Acquisition Sub and constitutes a legal, valid and binding obligation of the Acquirer and the Acquisition Sub, enforceable against them in accordance with its terms. The Acquirer and the Acquisition Sub have the right, power and authority to enter into this Agreement and to carry out the terms and provisions of this Agreement, and to enter into and carry out the terms of all agreements and instruments required to be delivered by the terms of this Agreement, without obtaining the consent of any third parties or authorities.

         4.3 No Conflicts. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not: (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Incorporation or Bylaws of the Acquirer or the Articles of Organization or Bylaws of the Acquisition Sub, or (ii) any contract or agreement to which the Acquirer or the Acquisition Sub is a party or to which the assets or business of the Acquirer or the Acquisition Sub may be subject; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the assets, properties or business of the Acquirer or the Acquisition Sub.

         4.4 Governmental Authorities. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not require the permission of any governmental authority.

         4.5 Litigation. There are no outstanding judgments, rulings, orders, writs, injunctions, awards or decrees of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or arbitral tribunal against or involving the Acquirer or the Acquisition Sub, and neither the Acquirer nor the Acquisition Sub is a party to, or, to the knowledge of either of them, threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration proceeding which, if decided adversely, (a) could have a material adverse effect on the business of the Acquirer or the Acquisition Sub, or, (b) relate to the transactions contemplated by this Agreement.

         4.6 Capital. The Acquirer is engaging in a private placement to raise up to One Million, Five Hundred Thousand ($1,500,000) Dollars for which it will issue an amount of its common stock equal to the number of dollars invested under the private placement. At the Closing, the Acquirer has raised at least Five Hundred Thousand ($500,000) Dollars and has non-binding commitments for another Five Hundred Thousand ($500,000) Dollars of investment under the private placement.


                                    ARTICLE V

                          CONDITIONS TO THE OBLIGATIONS
             OF THE ACQUIRER AND THE ACQUISITION SUB AT THE CLOSING
             ------------------------------------------------------

         The obligation of the Acquirer to purchase the Shares at the Closing is subject to the fulfillment, or the waiver by the Acquirer, of each of the following conditions on or before the Closing:

         5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Article II shall be true on and as of the Closing in all material respects with the same effect as though such representation and warranty had been made on and as of that date.

         5.2 Performance. The Shareholders shall have performed and complied with all agreements and conditions contained herein and required to be performed or complied with by the Shareholders prior to or at the Closing.

         5.3 Opinion of Counsel. The Acquirer and the Acquisition Sub shall have received an opinion from Epstein, Becker & Green, P.C., counsel for the Shareholders, dated the date of the Closing and addressed to the Acquirer, in substantially the form attached as Exhibit A hereto.

         5.4 No Litigation. There shall be no action, suit, investigation or proceeding pending, or to the knowledge of the Shareholders threatened, which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity of, or seeks to recover damages or to obtain other relief in connection with the transactions contemplated by such agreements.

         5.5 Instruments of Transfer. The Shareholders shall have delivered to the Acquirer the Shares with good and sufficient instruments of transfer as shall be necessary to vest in the Acquirer good, clear marketable title to the Shares, free and clear of any liens, charges or encumbrances, together with the complete books and records of the Corporation.

         5.6 Tax Matters. The Corporation shall have delivered to the Acquirer satisfactory evidence that all tax returns of the Corporation have been filed with the Commonwealth of Massachusetts and the Internal Revenue Service and no tax is due with respect to the Corporation.

         5.7 Compliance Certificate. The Shareholders shall have delivered to the Acquirer a certificate, dated the Closing Date, certifying to the fulfillment of the conditions specified above in this Article V.

         5.8 Employment Agreement. The Employment Agreements between each Shareholder and the Acquirer shall be executed and delivered contemporaneous with the Closing.

         5.9 Closing Deliveries. The Acquirer shall have received at or prior to Closing the following documents, instruments and certificates:

               (a) a certificate of the Secretary of State of Massachusetts as to the legal existence and good standing of Streamline in Massachusetts;

               (b) a certificate of the Clerk or Assistant Clerk of Streamline attesting to the incumbency of the Corporation's officers;

               (c) the resignation of all of the directors of Streamline.

         5.10 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Acquirer and its counsel, and the Acquirer and its counsel shall have received all such originals or certified or other copies of such documents as they may reasonably request at or prior to the Closing.


                                   ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS
                -------------------------------------------------

         The obligations of the Shareholders to transfer, convey and deliver the Shares at the Closing are subject to fulfillment, on or before the Closing Date, of each of the following conditions:

         6.1 Accuracy of Representations and Warranties. The representations and warranties of the Acquirer contained in Article IV shall be true in all material respects on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of that date.

         6.2 Performance. The Acquirer shall have performed and complied with all agreements and conditions contained herein to be performed or complied with by the Acquirer prior to or at the Closing.

         6.3 Opinion of Counsel. The Shareholders shall have received an opinion from Cohan, Rasnick, Myerson & Marcus, LLP, counsel for the Acquirer, dated the Closing Date and addressed to the Shareholders, in substantially the form attached as Exhibit B hereto.

         6.4 No Litigation. There shall be no action, suit, investigation or proceeding pending, or to the knowledge of the Acquirer or the Acquisition Sub threatened, which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity of, or seeks to recover damages or to obtain other relief in connection with the transactions contemplated by such agreements.

         6.5 Employment Agreement. The Employment Agreements between each Shareholder and the Acquirer shall be executed and delivered contemporaneous with the Closing.

         6.6 Compliance Certificate. The Acquirer shall have delivered to the Shareholders a certificate, dated the Closing Date, certifying to the fulfillment of the conditions specified above in this Article VI.

         6.7 Closing Deliveries. The Shareholders shall have received at or prior to Closing the following payments, documents, instruments and certificates:

               (a) the certificates representing the Bridgeline Shares duly endorsed;

               (b) payment of the cash portion of the Purchase Price by wire transfer of immediately available funds;

               (c) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of the Acquirer in Delaware;

               (d) a certificate of the Secretary of State of Massachusetts as to the legal existence and good standing of the Acquisition Sub;

               (e) a certificate of the Secretary or Assistant Secretary of the Acquirer and a certificate of the Clerk or Assistant Clerk of the Acquisition Sub attesting to the incumbency of the officers of the Acquirer and the Acquisition Sub and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

               (f) appointment of William Matteson as a member of the Acquirer's Board of Directors.

         6.8 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Shareholders and their counsel, and the Shareholders and their counsel shall have received all such originals or certified or other copies of such documents as they may reasonably request at or prior to the Closing.


                                   ARTICLE VII

                          COVENANTS OF THE CORPORATION
                          ----------------------------

         The Corporation hereby covenants with the Acquirer and the Acquisition Sub that until the Closing, the Corporation will perform all of its obligations under this Agreement and comply with the representations and warranties set forth herein, and without limiting the generality of the foregoing, the following covenants shall remain in effect:

         7.1 Legal Existence. The Corporation will maintain in full force and effect its legal existence and comply in all material respects with all applicable laws and regulations.

         7.2 Payment of Taxes. The Corporation will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon its income or profits, or upon any property belonging to the Corporation before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon the assets of the Corporation or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Corporation shall pay such tax, assessment, charge, levy or claim before the property subject thereto shall be sold to satisfy any lien which has attached as security therefor.

         7.3 Limitation on Liens. The Corporation will not create, incur, assume or allow to be created, incurred or assumed, any pledge of, or any mortgage, lien, charge or encumbrance of any kind on any of the assets of the Corporation.

         7.4 Carrying on Business in the Ordinary Course. Until the Closing, the Corporation will carry on its business in the ordinary course and will not take any extraordinary or unusual action without the express written consent of the Acquirer and the Acquisition Sub.


                                  ARTICLE VIII

                      GENERAL RELEASE AND INDEMNIFICATIONS
                      ------------------------------------

         8.1 Shareholders' Releases. The Shareholders, effective at the Closing, hereby release and discharge the Corporation from and against any and all claims, demands and liabilities which they may have against the Corporation as of the date of the Closing, and specifically agree to indemnify, defend and hold the Corporation harmless against any and all obligations, debts, bills, liabilities, causes of action and claims of every nature of the Shareholders against the Corporation which accrue or have arisen prior to the date of the Closing.

         8.2 Shareholders' Indemnification. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 8.5, the Shareholders agree to indemnify and hold harmless the Acquirer and the Acquisition Sub to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) (hereinafter collectively referred to as a "Loss" or "Losses") suffered or incurred by the Acquirer or the Acquisition Sub to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations or warranties made by the Shareholders herein.

         8.3 Acquirer's Indemnification. Subject to the overall limitations, the minimum amounts, and the time limitations set forth in Section 8.5, the Acquirer agrees to indemnify and hold harmless the Shareholders, and each of them, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) (hereinafter collectively referred to as a "Loss" or "Losses") suffered or incurred by any of the Shareholders to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations or warranties made by the Acquirer or the Acquisition Sub herein.

         8.4 Third Party Claims. In the event that a party (the "Indemnitee") desires to make a claim against another party (the "Indemnitor") hereunder in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnitee by any third party for which the Indemnitee may seek indemnification hereunder (a "Third Party Claim"), the Indemnitee shall promptly notify the Indemnitor of such Third Party Claim and of the Indemnitee's claim of indemnification with respect thereto. The Indemnitor shall have thirty
(30) days after receipt of such notice to notify the Indemnitee if he has elected to assume the defense of such Third Party Claim. If the Indemnitor elects to assume the defense of such Third Party Claim, the Indemnitor shall be entitled at his own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of his own choosing; provided that the Indemnitee may participate in the defense of such Third Party Claim with his own counsel at his own expense. If the Indemnitor fails to notify the Indemnitee within thirty (30) days after receipt of the Indemnitee's notice of a Third Party Claim, the Indemnitee shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor, provided that the Indemnitee may not settle any Third Party Claim without the Indemnitor's consent.

         8.5   Limitations of Liability.

               (a) No Indemnitor shall be required to indemnify an Indemnitee hereunder except to the extent that the aggregate amount of Losses for which the Indemnitee is otherwise entitled to indemnification exceeds $75,000 (the "Minimum Amount") it being understood and agreed that the Minimum Amount is intended as a deductible, and no Indemnitor shall be liable for any Losses less than the Minimum Amount. Moreover, if any Losses exceed the Minimum Amount, an Indemnitor shall be liable for such Losses only to the extent they exceed the Minimum Amount, and not otherwise.

               (b) Other than as set forth in Section 8.5 (c), the aggregate Losses payable by the Indemnitors collectively with respect to all claims for indemnification shall not exceed an amount equal to One Hundred and Eighty Thousand ($180,000) Dollars.

               (c) Notwithstanding Section 8.5(b) above, the aggregate Losses payable by the Indemnitors collectively relating to or arising out of any inaccuracy in or breach, violation or non-observance of the representations or warranties made by the Shareholders in Sections 2.1 and 2.12 hereof shall not exceed an amount equal to Three Hundred Thousand ($300,000) Dollars.

               (d) Notwithstanding the scheduling of items on Schedule 2.16, to the extent that any claim is made for a matter set forth on Schedule 2.16, such claim shall be indemnified by the Shareholders as if such claim were a Loss under Section 8.2 above and subject to the Minimum Amount and time limitations set forth in Section 8.5.

               (e) To the extent claims for indemnification are made against the Shareholders, the limitations set forth in subsections 8.5(a), (b), (c) and (d) shall apply to the Shareholders collectively and not individually.

               (f) No action or claim for Losses pursuant to this Article VIII shall be brought or asserted after the relevant date referred to in Article IX hereof (the "Rep Expiration Date").

               (g) Acquirer and Shareholders acknowledge and agree that except as to fraud their sole remedy against the other for any matter arising out of a breach, violation or nonobservance of any representation or warranty contained in this Agreement is set forth in this Article VIII, and that except to the extent a party has asserted a claim for indemnification prior to the Rep Expiration Date, neither party shall have any remedy against the other party for any breach, violation or nonobservance of a representation or warranty made by such other party in this Agreement. The parties acknowledge that this Section
8.5 has been negotiated fully by the Acquirer and Shareholders and that neither party would have entered into this Agreement but for the inclusion of this
Section 8.5.

         8.6 Expenses, Reimbursement. The Indemnitor promptly shall reimburse the Indemnitee for all Losses constituting reasonable expenses (including reasonable attorneys' fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) for which indemnity is available under Section 8.2 or 8.3.

         8.7 Notice. Each party shall provide written notice to the other of any claim with respect to which it seeks indemnification promptly after the discovery of any matters giving rise to a claim for indemnification, provided that the failure of such party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Article VIII, except if and to the extent the Indemnitor has been materially prejudiced thereby.

         8.8 Survival. Subject to the provisions of Article IX below, the obligations of the Acquirer and the Shareholders under this Article VIII shall survive the Closing of the transactions contemplated hereby.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

         Except as provided herein, all agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby for a period commencing on the date of the Closing and ending on a date one year after the date of the Closing, except that the representations set forth in Section 2.12 with respect to taxes shall survive until the expiration of the statute of limitations relating to any applicable tax return referred to in such Section. The agreements of each Shareholder under Article III shall survive the Closing of the transactions.


                                    ARTICLE X

                                   TERMINATION
                                   -----------

         10.1 Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby abandoned, at any time prior to the Closing Date by the written agreement of all of the parties hereto.

         10.2 Termination for Breach. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as of the Closing by a non-breaching party without liability to the non-breaching party if the conditions for its benefit set forth in Article V or Article VI, as the case may be, have not been satisfied on or prior to the Closing, by delivery of written notice of termination by the non-breaching party to the breaching party.


                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

         11.1 Cross Disclosure. Any matter disclosed on any of the Schedules hereto shall be deemed to be disclosed on each other Schedule hereto relating to such matters.

         11.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective heirs, successors and assigns of the parties hereto (including permitted transferees of any of the Shares). Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of the purchase of the Shares hereunder, except that the parties hereto may disclose such terms to its accountants, lawyers, bankers and advisors in the ordinary course. Except as otherwise specifically provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, successors and assigns.

         11.3 Amendments and Waivers. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the parties hereto. This Agreement (including the

Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

         11.4 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or sent by Federal Express or other overnight courier service providing proof of delivery, to the Acquirer or to the Shareholders at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

The Acquirer:             Bridgeline Software, Inc.
                          6 Jonas Stone Circle
                          Lexington, MA 02420

With copy to:             Peter Myerson, Esq.
                          Cohan, Rasnick, Myerson & Marcus, LLP ("CRMM")
                          One State Street, 2nd Floor
                          Boston, MA 02109

The Shareholders:         The address set forth with respect to each of the
                          Shareholders in the Preamble of this Agreement.

With copy to:             James A. Manzi, Jr., Esq.
                          Epstein, Becker & Green, P.C. ("EBG")
                          75 State Street
                          Boston, MA 02109

         11.5 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, provided however that reasonable legal and accounting expenses of the Shareholders shall be considered expenses of the Corporation and shall be paid by the Corporation.

         11.6 Severability. All agreements and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, then this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         11.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         11.8 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.

         11.9 Governing Law. This Agreement shall be deemed a contract made under the laws of the Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.

         11.10 Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party.

         11.11 Post-Closing Tax Matters.

               11.11.1 Assistance to Shareholders. The Acquirer agrees that it will cooperate with the preparation of all tax returns of the Corporation for the period up to the Closing Date. The Shareholders shall cause such tax returns to be prepared, and agree that such tax returns shall be prepared in a manner consistent with the Corporation's historical practices.

               11.11.2  Access to Records. Until December 31, 2005, the
Acquirer agrees to permit the Shareholders, and their attorneys, accountants, agents and designees, such access to, and right to copy, such Buyer Records as the Shareholders, or any of them, may deem reasonably necessary or reasonably desirable in connection with the defense of any litigation or the preparation of any tax returns of any Shareholder. Any such examination and copying shall be at the expense of the Shareholder seeking such examination, shall be performed at the place where the Buyer Records are regularly maintained by the Acquirer and shall not unreasonably interfere with the normal business activities of the Acquirer. The Acquirer shall notify the Shareholders if at any time prior to December 31, 2005 it intends to destroy any or all of the Buyer Records and the Shareholders shall have the right to review and remove the Buyer Records at the Shareholders' expense. As used in this Section 11.11.2, "Buyer Records" shall mean all books, documents and records which are part of the Corporation and relate to the period prior to the Closing Date, including accounting records, correspondence, and other written materials.

         11.12 Conflict Waiver. Following the Closing, EBG may continue to represent the Shareholders with respect to any matter whatsoever, whether related or unrelated to the transactions contemplated by this Agreement. In amplification, and not in limitation, of the foregoing, EBG may continue to represent the Shareholders in connection with any post-closing claims arising pursuant to this Agreement or otherwise including, without limitation, any claims arising pursuant to Article VIII hereof or under any of the Employment Agreements referenced herein. The Acquirer hereby irrevocably waives any conflict of interest claim that could arise as a result of the continuing legal representation described above, notwithstanding the fact that EBG has, in the past, provided legal services to the Corporation. The foregoing waiver is made knowingly and voluntarily after the obtaining of advice of counsel with respect to the same. As used herein, the term "EBG" means Epstein, Becker & Green P.C. and any individual attorneys who are members, partners or employees thereof (the "Covered Lawyers"). The provisions of this Section 11.11 are intended for the benefit of the Shareholders, and the Covered Lawyers, and the Covered Lawyers are intended third party beneficiaries hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written above.

                                           BRIDGELINE SOFTWARE, INC.


                                           By: /s/ Thomas L. Massie
                                               ------------------------------
                                               Thomas L. Massie, President


                                           BRIDGELINE ACQUISITION CORP.


                                           By: /s/ Thomas L. Massie
                                               ------------------------------
                                               Thomas L. Massie, President


                                           SHAREHOLDERS


                                           /s/ Raymond Elman
                                           ----------------------------------
                                           Raymond Elman


                                           /s/ William Matteson
                                           ----------------------------------
                                           William Matteson


                                           /s/ Francis Olschafskie
                                           ----------------------------------
                                           Francis Olschafskie


                                           STREAMLINE COMMUNICATIONS, INC.


                                           By: /s/ William C. Matteson
                                               ------------------------------
                                               President

                                      INDEX




Exhibit A - Shareholders Counsel Legal Opinion

Exhibit B - Acquirer Counsel Legal Opinion









Shareholders Disclosure Schedules